BCSC Ruling Extends Cease Trade Order and Denies Variation Order to Permit Acquisition of Chinese Companies by Kunekt

HONG KONG, April 15, 2011 – Kunekt Corporation (OTCQB: KNKT) ("Kunekt" or the "Company") announces that, on April 13, 2011, the British Columbia Securities Commission ("BCSC") denied the Company's application to have a cease trade order ("TCTO') revoked or, alternatively, varied to permit the Company to issue shares to complete the previously announced acquisition of Hong Kong-based AMS-INT Asia Limited ("AMS-INT") – see full news release "Kunekt Corporation Announces Signing of Agreements" dated April 8, 2011, http://kunekt.com/news/20110408.pdf.

Mark Bruk, president of Kunekt, said "the evidence before the BCSC was that the acquisition of AMS-INT and related transactions were necessary to advance the business of Kunekt and, further, that the transactions were in the best interests of the shareholders of Kunekt. We made it clear to the BCSC that Kunekt and its shareholders would suffer serious, irreparable harm if the acquisition and related transactions were unable to proceed by virtue of the current TCTO or any extension of a CTO."

The Company is considering all its options.

About Kunekt

Kunekt Corporation (OTCQB: KNKT) is a U.S. publicly traded company focused on designing, building and marketing mobile phones as well as smartphones and tablets powered by Google's Android mobile operating system. The company's mission is to build a globally recognized brand in the mobile device market and deliver smart phones and tablets at prices that are a fraction of the industry leaders.

Readers should also refer to the discussion of our business plans, MD&A, corporate governance, security ownership, and/or the risk disclosures outlined in Kunekt's annual reports on Form 10-K and Kunekt's other disclosure documents filed from time-to-time with the SEC at www.sec.gov, the Canadian Securities Administrators at www.sedar.com and available on Kunekt's investor relations website at www.kunekt.com/investor.

For more information about Kunekt and to sign up for email alerts, visit www.kunekt.com and follow the company on Twitter (www.kunekt.com/twitter) and Facebook (www.kunekt.com/facebook).

Investor Relations
Andrew J. Barwicki
Barwicki Investor Relations Inc.
Telephone: +1-516-662-9461
Email: ir@kunekt.com

Public Relations/Media
Richard Stern
Stern & Co.
Telephone: +1-212-888-0044
Email: pr@kunekt.com

Digital Strategies
ProActive Capital Resources Group LLC
Telephone: +1-212-828-7373
Email: ds@kunekt.com

All information provided in this release is as of April 15, 2011, and Kunekt Corporation undertakes no duty to update this information.